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                                                                Exhibit 21.1

                         Subsidiaries of Jaymark, Inc.


Jaycor, Inc., a California corporation (formerly known as JAYCOR)

Jaycor Networks, Inc., a Delaware corporation

Jaycor Technical Services, Inc., a California corporation

Jaycor Multimedia Services, Inc., a Delaware corporation

Howell Intelligence Services, Inc., a Delaware corporation